EXHIBIT 10.3

Execution Version

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of October 21, 2010

among

EASYLINK SERVICES INTERNATIONAL CORPORATION,
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,
as Administrative Agent

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION

as Syndication Agent

BANK OF NORTH GEORGIA, A DIVISION OF SYNOVUS BANK,
as co-Documentation Agent

and

THE PRIVATEBANK & TRUST COMPANY,
as co-Documentation Agent

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Commitment Amounts
Schedule 4.3	-	No Conflicts
Schedule 4.5(a)	-	Litigation
Schedule 4.5(b)	-	Environmental Matters
Schedule 4.6	-	Compliance with Laws
Schedule 4.11	-	Ownership of Property
Schedule 4.14	-	Subsidiaries
Schedule 5.12(a)	-	Landlord Waiver Locations
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Swingline Note
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Subsidiary Guaranty Agreement
Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.5	-	Form of Notice of Term Loan Borrowing
Exhibit 2.7	-	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(vi)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(ix)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2010, by and among EASYLINK SERVICES INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders (a) establish a $20,000,000 revolving credit facility, with a $5,000,000 letter of credit sub-facility and a $5,000,000 swingline loan sub-facility, in favor of, and (b) make a term loan in the principal amount equal to $110,000,000 to, the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of, and severally to make the term loan to, the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Adjusted EBITDA” shall mean, (i) with respect to any Acquired Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Acquired Business, all as determined on a consolidated basis for such Acquired Business in a manner not inconsistent with GAAP, and (ii) with respect to the Xpedite Business for any period, as follows:

Applicable Period	Acquired Adjusted EBITDA
From August 1, 2010 through October 20, 2010	$7,229,917
From May 1, 2010 through July 31, 2010	$8,122,500
From Feb 1, 2010 through April 30, 2010	$8,122,500
From Nov 1, 2009 through January 31, 2010	$8,122,500

“Acquired Business” shall have the meaning provided in the definition of the term Permitted Acquisition.

“Additional Commitment Amount” shall have the meaning given to such term in Section 2.23.

“Additional Lender” shall have the meaning given to such term in Section 2.23.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount is $20,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Term Loan Commitments” shall mean, collectively, all Term Loan Commitments of all Lenders at any time outstanding.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Annualized” means, with respect to any amount for any applicable period, the applicable amount for the applicable period divided by the number of months in such applicable period times twelve (12).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to all Term Loans outstanding on such date and (b) with respect to interest on all Revolving Loans and Swingline Loans outstanding on such date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Margin shall be at Level IV as set forth on Schedule I from the Closing Date until the earlier of (i) the date on which financial statements and Compliance Certificate for the Fiscal Quarter ending January 31, 2011 are required to be delivered or (ii) the date on which such financial statements and Compliance Certificate are actually delivered.  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall, within three (3) Business Days, deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) either the Borrower shall, within three (3) Business Days, pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period, or, in the case of a lower Accurate Applicable Margin, the Lenders shall promptly pay any resulting excess interest to Administrative Agent, for the account of the Borrower.   The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee shall be at Level IV as set forth on Schedule I from the Closing Date until the earlier of (i) the date on which financial statements and Compliance Certificate for the Fiscal Quarter ending January 31, 2011 are required to be delivered or (ii) the date on which such financial statements and Compliance Certificate are actually delivered.  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall, within three (3) Business Days, deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the pricing grid set forth on Schedule I for such period as set forth in the foregoing pricing grid for such period and (iii) the Borrower shall, within three (3) Business Days, pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period or, in the case of a lower Applicable Percentage, the Lenders shall promptly pay any excess resulting commitment fees paid to the Lenders to the Administrative Agent, for the account of the Borrower.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit D attached hereto or any other form approved by the Administrative Agent.

“ATS” shall mean American Teleconferencing Services, Ltd., a Missouri corporation.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate of interest charged to any customer of the Administrative Agent.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a LIBOR Index Rate Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, or (d) reacquisition agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Taxes” means those Taxes evidenced by or requiring the payment of cash.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 40% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term Loan Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent for the benefit of the Lenders are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement, the Stock Pledge Agreement, each other security agreement and intellectual property security agreement, and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder (for the benefit of the Lenders), including without limitation, UCC financing statements and patent and trademark filings.

“Commitment” shall mean a Revolving Commitment, a Term Loan Commitment, a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Adjusted EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash compensation expense, (E) any non-cash losses attributable to writedowns of assets or any non-cash gains attributable to writeups of assets (as the case may be), (F) any transaction fees and expenses arising in connection with the Purchase Transaction (including without limitation this Agreement), and (G) all other non-cash or non-recurring charges reasonably acceptable to the Administrative Agent, determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, however, that (x) there shall be included in determining Consolidated Adjusted EBITDA for any period, without duplication, the Acquired Adjusted EBITDA of any Acquired Business and the Xpedite Business during such period, based on the actual Acquired Adjusted EBITDA of such Acquired Business for such period and the Acquired Adjusted EBITDA for the Xpedite Business (as defined in this Agreement) for such period (including the portion thereof occurring prior to such Permitted Acquisition or the Purchase Transaction, as applicable).

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period (but only to the extent comprised of cash interest expense), (ii) scheduled principal payments made on Consolidated Total Debt during such period plus (iii) Restricted Payments paid in cash during such period, provided, however, that, for the purpose of computing (x) Consolidated Interest Expense and (y) scheduled principal payments made on Consolidated Total Debt for the Initial Fiscal Quarters, (1) Consolidated Interest Expense shall be equal to actual Consolidated Interest Expense incurred, measured from the Closing Date to the last day of any such applicable Initial Fiscal Quarter, computed on an Annualized basis and (2) scheduled principal payments made on Consolidated Total Debt for the Initial Fiscal Quarters shall be equal to actual scheduled principal payments made on Consolidated Total Debt measured from the Closing Date to the last day of any such applicable Initial Fiscal Quarter, computed on an Annualized basis.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit and/or to make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Distributions” shall mean all dividends paid in stock, liquidating dividends, shares of stock resulting from stock splits, reclassifications, warrants, options, non-cash dividends and other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares of capital stock constituting Collateral, but shall not mean Dividends.

“Dividends” shall mean cash dividends and cash distributions with respect to any Pledged Shares made out of capital surplus.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of one of the fifty states of the United States or the District of Columbia.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Agent” shall mean Chicago Title Insurance Company.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, Borrower, Administrative Agent, the Existing Administrative Agent, PGI and the other sellers party to the Purchase Agreement.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excess Cash Flow” shall mean, for any Fiscal Year, (A) Consolidated Adjusted EBITDA for such Fiscal Year (excluding, for purposes of this definition of Excess Cash Flow, the Acquired Adjusted EBITDA of the Xpedite Business), minus (B) the sum of (i) Consolidated Interest Expense paid in cash during such Fiscal Year (including any payment of interest due during such Fiscal Year on a day that is not a Business Day but paid on the next succeeding Business Day in the next succeeding Fiscal Year, provided, that such payment shall not be included in the calculation of Excess Cash Flow for such next succeeding Fiscal Year), (ii) scheduled principal payments on, and any voluntary and mandatory prepayments of, Consolidated Total Debt (including any payments or prepayments permitted or required pursuant to Section 2.12 with respect to Term Loan Borrowings and Section 2.13 (other than pursuant to Section 2.13(a)), (iii) taxes paid in cash during such Fiscal Year, (iv) Capital Expenditures paid in cash during such Fiscal Year to the extent permitted by this Agreement, (v) cash distributions permitted hereunder, and (vi) cash payments of the Working Capital Adjustment, in each case measured for such Fiscal Year on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).

“Existing EasyLink Agent” shall mean SunTrust Bank, in its capacity as administrative agent under the Existing EasyLink Credit Agreement, or any successor thereto.

“Existing EasyLink Credit Agreement” shall mean that certain Revolving Credit and Term Loan Agreement, dated as of May 19, 2009, by and among Borrower, the lenders from time to time party thereto and SunTrust Bank, as administrative agent and as the issuing bank, as amended or modified from time to time.

“Existing EasyLink Facility Payoff Letter” shall mean a payoff letter executed by the Existing EasyLink Agent, in form and substance acceptable to Administrative Agent.

“Existing Xpedite Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Existing Xpedite Credit Agreement, and any successor thereto.

“Existing Xpedite Credit Agreement” shall mean that certain Credit Agreement, dated as of May 10, 2010, among ATS, as borrower, PGI and certain subsidiaries and affiliates of ATS, as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended or modified from time to time.

“Existing Xpedite Facility Paydown Letter” shall mean a paydown letter executed by the Existing Xpedite Agent, in form and substance acceptable to Administrative Agent.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of September 14, 2010, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrower and its Subsidiaries in cash on account of Capital Expenditures less Cash Taxes to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction,  currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated September, 2010, relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Initial Fiscal Quarters” shall mean the fiscal quarters of the Consolidated Parties ending October 31, 2010, January 31, 2011, April 30, 2011 and July 31, 2011.

“Intellectual Property” shall mean any or all of the following:  (a) works of authorship including advertising and/or programming content, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (b) inventions (whether or not patentable), (c) confidential information, trade secrets and know how, (d) databases, data compilations and collections and technical data, (e) logos, trade names, trade dress, trademarks, service marks and brand names, (f) domain names, web sites, universal resource locators and email addresses, and (g) any and all instantiations of the foregoing in any form and embodied in any media.

“Interest Period” shall mean, with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree, (ii) any Eurodollar Borrowing, a period of one, two, three or six months and (iii) any LIBOR Index Rate Borrowing, a period of one month, provided, that, in any such case:

(i)         the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)         if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)       any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)       each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(v)        no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans or LIBOR Index Rate Loans (as the case may be) with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Index Rate Determination Date” shall mean the Closing Date and the first (1st) Business Day of each calendar month thereafter.

“LIBOR Index Rate” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the LIBOR Index Rate, which shall be that rate per annum effective on any LIBOR Index Rate Determination Date which is equal to the quotient of:

(i)           the rate per annum equal to the offered rate for deposits in Dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in Dollars, as of 11:00 a.m. (London, England time) two (2) Business Days prior to the LIBOR Index Rate Determination Date; provided, however, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Administrative Agent to be the rate at which U.S. dollar deposits for the Interest Period are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 a.m. (London, England time), on the day which is two (2) Business Days prior to the LIBOR Index Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which Administrative Agent is subject with respect to any LIBOR Index Rate Borrowing pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, the Escrow Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Term Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $1,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Non-Indebtedness Obligations” shall mean any obligations and liabilities of the Borrower or any of its Subsidiaries (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien, but excluding Indebtedness), individually or in an aggregate amount exceeding $1,000,000.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) October 21, 2014, (ii) the Revolving Commitment Termination Date or (iii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall be a plan having the meaning set forth in Section 4001(a)(3) of ERISA, to which the Borrower has any liability.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Term Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, the Notices of Swingline Borrowing and the Notices of Term Loan Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Notice of Term Loan Borrowing” shall have the meaning as set forth in Section 2.5.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or SunTrust Robinson Humphrey, Inc. as the Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, (c) all Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender, and (d) all purchasing cards, corporate credit cards or similar extensions of credit between any Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall have the meaning set forth in Section 10.14.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” means any transaction consummated after the date hereof, in which the Borrower or a Subsidiary acquires all or substantially all of the assets or outstanding Capital Stock of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), with respect to which either:

(1)           the Transaction Value of such transaction, when combined with the Transaction Values of any prior transaction consummated during such Fiscal Year, shall not exceed $5,000,000, provided, that, at the closing of any such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or

(2)           the Transaction Value of such transaction, when combined with the Transaction Values of any prior transactions consummated during such Fiscal Year, shall exceed $5,000,000 and be less than $7,500,000, and the following conditions shall be satisfied with respect to such transaction, as determined by the Administrative Agent in its reasonable discretion:  (a) at the closing of such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the Borrower, the applicable Subsidiary and the Target, (c) the Target is not subject to pending insolvency proceedings, nor has it expressed in writing its intention to commence a voluntary case or other proceeding, to file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law or to seek the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, or to consent to the institution of, or fail to contest in a timely and appropriate manner, any insolvency proceeding or petition; (d) at least 10 Business Days prior to the closing of the transaction, the Borrower shall provide the Administrative Agent (which shall promptly deliver a copy to the Lenders) pro forma financial statements of the Target for the twelve month period to immediately follow the closing of the transaction, reflecting that the Target is projected to have Consolidated Adjusted EBITDA (assuming that Consolidated Adjusted EBITDA were to be determined for the Target and its Subsidiaries rather than the Borrower and its Subsidiaries, and without regard to adjustments for acquisition expenses) for such twelve month period in an amount greater than $0 (after excluding permitted non-recurring or non-cash charges), (e) at least 10 Business Days prior to the closing of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (which shall promptly deliver a copy to the Lenders) (the “Acquisition Notice”), which shall include either (i) the final acquisition agreement or the then current draft of the acquisition agreement or (ii) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment), (f) the Borrower or a Subsidiary shall be the surviving entity of any merger, (g) the Acquired Business shall be in a line of business reasonably related to the then-current business of the Borrower and its Subsidiaries or a line of business permitted by Section 5.3, (h) the Transaction Value of all such transactions (taken together with any Permitted Acquisitions permitted pursuant to the foregoing clause (1) of this definition) shall not exceed $10,000,000 in any Fiscal Year of the Borrower, unless otherwise approved by the Administrative Agent and the Required Lenders, (i) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent financial statements for next succeeding two-year period prepared on a Pro Forma Basis, which shall reflect to the Administrative Agent’s reasonable satisfaction that the Borrower and its Subsidiaries will continue to be in compliance with all of the financial covenants set forth in this Agreement, (j) the Administrative Agent shall receive and approve all documents relating to the acquisition and such additional documentation regarding the acquisition as it shall reasonably require, including, without limitation, financial statements or a financial review of such Target, as applicable, for its two most recent fiscal years in form and substance reasonably acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two most recent interim periods, provided, that if such financial statements, financial reviews or unaudited fiscal year-to-date statements (as the case may be) are not available for the Target’s most recent two fiscal years, then the Administrative Agent, in its sole discretion, may permit and accept the delivery of such financial statements, financial reviews or unaudited fiscal year-to-date statements (as the case may be) comprised of a shorter time-frame and (k) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Responsible Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in Article VI of this Agreement on a Pro Forma Basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrower contained herein will be true and correct in all material respects and as of the date of such consummation, except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

“Permitted Encumbrances” shall mean:

(i)          solely to the extent subordinated in priority to the security interest granted by the Loan Parties to the Agent for the benefit of the Lenders pursuant to the Collateral Documents, Liens imposed by law for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)         Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens of similar nature imposed by law or contract in the ordinary course of business for amounts not more than 30 days past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)        solely to the extent subordinated in priority to the security interest granted by the Loan Parties to the Agent for the benefit of the Lenders pursuant to the Collateral Documents, judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)       customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; and

(viii)     other Liens securing obligations in an aggregate amount not to exceed $250,000 at any time;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)        commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)       certificates of deposit, bankers’ acceptances, time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, demand deposits and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or any Lender;

(iv)       fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)        mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“PGI” shall mean Premiere Global Services, Inc., a Georgia corporation.

“PGI UK” shall mean Premier Global Services (UK) Limited, a United Kingdom company.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Property” shall mean all Pledged Shares and the certificates evidencing the Pledged Shares, and all Dividends, Distributions, securities, cash, instruments, interest payments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

“Pledged Shares” shall mean all of the capital stock of the Subsidiaries owned by the Loan Parties from time to time, including without limitation the capital stock more particularly described in Schedule 1 to the Stock Pledge Agreement, as amended and supplemented from time to time and all other shares of capital stock which are pledged by the Loan Parties to the Administrative Agent as Pledged Property under the Stock Pledge Agreement.  The Pledged Shares shall expressly exclude the capital stock constituting more than sixty-five percent (65%) of all issued and outstanding shares of all classes of capital stock or other equity interests of any Subsidiary of any Loan Party which Subsidiary is not a Domestic Subsidiary.

“Pro Forma Basis” means, for purposes of calculating compliance with respect to a proposed Permitted Acquisition, that such transaction shall be deemed to have occurred as of the first day of the four Fiscal Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction.  For purposes of any such calculation in respect of any Permitted Acquisition, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) no adjustments for unrealized synergies shall be included.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loans, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Purchase Agreement” shall mean that certain Securities and Asset Purchase Agreement among PGI, Xpedite Systems Holdings (UK) Limited, Premier Conferencing (Canada) Limited, Xpedite Systems, and the Borrower dated as of the Closing Date, as amended or modified from time to time.

“Purchase Transaction” shall mean the transaction pursuant to which Borrower shall acquire, among other things, the Xpedite Business through the acquisition of Xpedite Systems from PGI, PGI UK from Xpedite Systems Holdings (UK) Limited, and the Xpedite Related Assets from Premiere Conferencing (Canada) Limited pursuant to the Purchase Agreement.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 66.66% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 66.66% of the Revolving Credit Exposure and Term Loans, provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) October 21, 2014, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, and in the principal amount of any increase in such Lender’s Revolving Loan Commitment pursuant to Section 2.23in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, a Eurodollar Loan or a LIBOR Index Rate Loan.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (including the fair value of any intangible good will of such Person) is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person (including the present fair saleable value of any intangible good will of such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not committed to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stockholder Rights Agreement” shall mean that certain Stockholder Rights Agreement, dated as of August 25, 2009, by and between the Borrower and American Stock Transfer and Trust Company, LLC, as rights agent, as amended or modified from time to time.

“Stock Pledge Agreement” shall mean the Stock Pledge Agreement, dated as of the date hereof, made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit E, made by certain Subsidiaries of the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement, the Security Agreement and the Stock Pledge Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in pursuant to Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit C.

“Swingline Rate” shall mean the Base Rate plus the Applicable Margin.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall have the meaning provided in the definition of the term Permitted Acquisition.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” shall have the meaning set forth in Section 2.5.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Term Loan Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment on the Closing Date, and in the principal amount of any increase in such Lender’s Term Loan Commitment pursuant to Section 2.23, in substantially the form of Exhibit B.

“Transaction Value” shall mean the total consideration paid in connection with any Permitted Acquisition (including any Indebtedness of the Acquired Business that is assumed by the Borrower or any Subsidiary following such acquisition and any amounts actually paid or reasonably estimated at closing to be paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments, but excluding transaction costs in an amount not to exceed 25% of the Transaction Value with respect to any such Permitted Acquisition).

“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBOR Index Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Adjustment” shall mean the working capital adjustment in respect of the actual working capital of the Xpedite Business payable pursuant to Section 2.03 of the Purchase Agreement.

“Xpedite Acquired Companies” shall mean Xpedite Systems, its Subsidiaries, and PGI UK.

“Xpedite Business” shall mean the provision of certain services under the “Send” and “Notify” solution sets through the Xpedite Acquired Companies and the Xpedite Related Assets.

“Xpedite Related Assets” shall mean the contracts with the customers of the Xpedite Business identified on Section 1.1 of the Disclosure Schedules to the Purchase Agreement and any related accounts receivable.

“Xpedite Systems” shall mean Xpedite Systems, LLC, a Delaware limited liability company.

Section 1.2.          Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan”, a “LIBOR Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing or a “LIBOR Index Rate Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing” or a “Revolving LIBOR Index Rate Borrowing”).

Section 1.3.          Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4.          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.          General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount equal to such Lender’s Term Loan Commitment on the Closing Date.

Section 2.2.          Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.          Procedure for Revolving Borrowings.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing or LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans, Eurodollar Loans or LIBOR Index Rate Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $100,000 or a larger multiple of $100,000, and the aggregate principal amount of each LIBOR Index Rate Borrowing or Base Rate Borrowing shall not be less than $100,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.22(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed four.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.          Swingline Commitment.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)           The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(c)           The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.          Term Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Term Loan”) to the Borrower on the Closing Date or if such Lender is joining this Agreement as an Additional Lender and is establishing its initial Term Loan Commitment pursuant to Section 2.23 (or an existing Lender is increasing its Term Loan Commitment pursuant to Section 2.23), on the effective date of any supplement or joinder described in Section 2.23, in a principal amount equal to (a) with respect to the Term Loans to be made on the Closing Date, the Term Loan Commitment of such Lender as of the Closing Date, and (b) with respect to any Term Loans made by such Lender after the Closing Date pursuant to Section 2.23, the amount by which such Lender agreed to increase (or establish, in the case of an Additional Lender) its Term Loan Commitment; provided, that if for any reason the full amount of such Lender’s Term Loan Commitment is not fully drawn on the Closing Date, or on the effective date of any increase pursuant to Section 2.23, as the case may be, the undrawn portion thereof at such time shall automatically be cancelled.  The Term Loans may be, from time to time, Base Rate Loans, Eurodollar Loans, LIBOR Index Rate Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be LIBOR Index Rate Loans.  The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date, and the execution and delivery of a supplement or joinder described in Section 2.23 by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.2 shall be deemed to constitute the Borrower’s request to borrow the additional Term Loans on the effective date of any such supplement or joinder, provided, that the Administrative Agent may, in its sole discretion, condition any request by Borrower to borrow the Term Loans (whether on the Closing Date or, if applicable, thereafter), upon the Borrower giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Term Loan Borrowing substantially in the form of Exhibit 2.5 (a “Notice of Term Loan Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing or LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Term Loan Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Term Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), provided, that on the Closing Date all Term Loans shall be LIBOR Index Rate Loans.

Section 2.6.          Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office, provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 11:00 a.m. on the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall, within 1 Business Day, pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7.          Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Revolving Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Revolving Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefore, all as provided in this Section 2.7.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (Atlanta, Georgia time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or a LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Eurodollar Borrowing or a LIBOR Index Rate Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings, Base Rate Borrowings and LIBOR Index Rate Borrowings set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing or LIBOR Index Rate Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing or a LIBOR Index Rate Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.   No conversion of any Eurodollar Loans or LIBOR Index Rate Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8.          Optional Reduction and Termination of Commitments.

(a)           Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.  The Term Loan Commitments as of the Closing Date shall terminate on the Closing Date, and any additional Term Loan Commitments pursuant to Section 2.23 shall terminate upon the effectiveness of any supplement or joinder executed pursuant thereto, in each case upon the making of such Term Loans pursuant to Section 2.5.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $100,000 and any larger multiple of $100,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

(c)           The Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.

Section 2.9.          Repayment of Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date, provided, however, that, at Borrower’s election, any outstanding Letters of Credit may be Cash Collateralized for so long as any LC Exposure related to or arising from any such Letters of Credit is outstanding, by the Borrower depositing in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of any such LC Exposure as of such date plus any accrued and unpaid fees thereon.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to any LC Exposure related to or arising from any such Letters of Credit, which shall otherwise survive the repayment of the Loans.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.

(b)           The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c)           In addition to any amounts due from the Borrower pursuant to Section 2.23(f) of this Agreement, the Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount

January 31, 2011	$4,125,000.00
April 30, 2011	$4,125,000.00
July 31, 2011	$4,125,000.00
October 31, 2011	$4,125,000.00
January 31, 2012	$4,125,000.00
April 30, 2012	$4,125,000.00
July 31, 2012	$4,125,000.00
October 31, 2012	$4,125,000.00
January 31, 2013	$4,125,000.00
April 30, 2013	$4,125,000.00
July 31, 2013	$4,125,000.00
October 31, 2013	$4,125,000.00
January 31, 2014	$4,125,000.00
April 30, 2014	$4,125,000.00
July 31, 2014	$4,125,000.00
October 21, 2014	$48,125,000.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans (specifically including any Additional Commitment Amount comprised of an increase to the Term Loan Commitment pursuant to Section 2.23 of this Agreement) shall be due and payable on the Maturity Date.

Section 2.10.        Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.        Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing or any LIBOR Index Rate Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing or a LIBOR Index Rate Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19.  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity, provided, that any such prepayment of a Borrowing made within the 15 day period immediately prior to any scheduled principal installment payment date shall be applied first to the principal and interest payable on such payment date, and then to the remaining principal installments in the inverse order of their maturity, provided further, that no such voluntary prepayment of principal shall modify, alter, waive, suspend, delay or otherwise effect Borrower’s obligation to make mandatory prepayments based upon annual Excess Cash Flow, as more specifically described in Section 2.12(c) of this Agreement.

Section 2.12.        Mandatory Prepayments.

(a)           Within 5 Business Days after receipt by the Borrower or any of its Subsidiaries of cash proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets, or cash proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, other than proceeds from sales of inventory in the ordinary course of business, the Borrower shall prepay the Obligations in an amount by which such cash proceeds, net of (i) sales taxes payable by Borrower or such Subsidiary, income or gains taxes payable by Borrower or such Subsidiary as a result of any gain recognized in connection therewith, and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower or such Subsidiary in connection therewith (in each case, paid to non-Affiliates), (ii) reasonable reserves with respect to post-closing adjustments, indemnities and contingent obligations and (iii) amounts paid in respect of any Indebtedness secured by a Lien on such assets, exceed $250,000 in any Fiscal Year, except to the extent that such proceeds from casualty insurance policies, eminent domain, condemnation or similar proceeds are reinvested in the business of the Loan Parties within 180 days following receipt thereof, and until reinvested are held in controlled accounts subject to control account agreements.  Any such prepayment shall be applied in accordance with Section 2.12(d).

(b)           If the Borrower or any of its Subsidiaries issues any Indebtedness or equity securities (other than Indebtedness permitted under Section 7.1, and other than equity securities issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary or by the Borrower to a director, officer or employee) then no later than the Business Day following the date of receipt of the cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, Borrower shall prepay the Obligations in an amount equal to (i) one hundred percent (100%) of such cash proceeds resulting from any issuance of any such Indebtedness and (ii) fifty percent (50%) of such cash proceeds resulting from any issuance of any such equity securities.  Any such prepayment shall be applied in accordance with Section 2.12(d).

(c)           Within 30 days of the date on which the financial statements are delivered in accordance with Section 5.1(a) (commencing with the Fiscal Year ending July 31, 2011), the Borrower shall prepay the Obligations in an amount equal to (i) 50% of Excess Cash Flow if Borrower’s Leverage Ratio is greater than or equal to 2.00 to 1.00, and (ii) 25% of Excess Cash Flow if Borrower’s Leverage Ratio is greater than 1.50 to 1.00, provided, that, for purposes of clarification, no such prepayment shall be required if Borrower’s Leverage Ratio is less than or equal to 1.50 to 1.00.  Calculations relating to determination of Borrower’s Leverage Ratio and the amount of payments of Excess Cash Flow shall be made as of the end of each Fiscal Year based upon the applicable financial statements delivered by Borrower pursuant to Section 5.1(a).

(d)           Any prepayments made by the Borrower pursuant to Sections 2.12(a) through (c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable reasonable and documented out of pocket expenses of the Lenders and all reasonable and documented out of pocket fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such reasonable and documented out of pocket fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; provided, that any such prepayment of a Borrowing made within the 15 day period immediately prior to any scheduled principal installment payment date shall be applied first to the principal and interest payable on such payment date, and then to the remaining principal installments in the inverse order of their maturity, fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to Cash Collateralize the Letters of Credit in accordance with Section 2.22(g) in an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(e)           If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Revolving Loans and Swingline Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19.  Each prepayment shall be applied first to Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, third to LIBOR Index Rate Loans to the full extent thereof and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.22(g) hereof.

Section 2.13.        Interest on Loans.

(a)           The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time, on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan and on each LIBOR Index Rate Loan at the LIBOR Index Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)           The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)           Notwithstanding clause (a) above, while an Event of Default exists, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to (i) all Eurodollar Loans and all LIBOR Index Rate Loans at the Adjusted LIBOR Rate and at the LIBOR Index Rate (as applicable), plus, in each case, the Applicable Margin (which, notwithstanding anything to contrary in this Agreement, while an Event of Default exists, shall be at Level V as set forth in Schedule I), plus an additional 2% per annum, until the last day of the applicable Interest Period and (ii) all Base Rate Loans and all other Obligations hereunder (other than Loans), at the Base Rate, plus the Applicable Margin (which, notwithstanding anything to contrary in this Agreement, while an Event of Default exists, shall be at Level V as set forth in Schedule I), plus an additional 2% per annum, until the last day of the applicable Interest Period.

(d)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each July, October, January and April and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on all outstanding Eurodollar Loans and LIBOR Index Rate Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with the terms hereof and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14.        Fees.

(a)           The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times more specifically set forth in the Fee Letter.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)           The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for LIBOR Index Rate Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date), provided, that, notwithstanding the foregoing, the minimum amount of any such letter of credit fee shall be $1,000 and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased to Level V as set forth in Schedule I, plus an additional 2% per annum until the last day of the applicable Interest Period.

(d)           Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each July, October, January and April, commencing on January 31, 2011, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(e)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.14(b) and (c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.21 will automatically be deemed adjusted to reflect the provisions of this Section.

Section 2.15.        Computation of Interest and Fees.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16.        Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing or LIBOR Index Rate Borrowing,

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that either the Adjusted LIBO Rate or the LIBOR Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans or LIBOR Index Rate Loans (as the case may be) for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or LIBOR Index Rate Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans or LIBOR Index Rate Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing or LIBOR Index Rate Loan for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.17.        Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or any LIBOR Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans or LIBOR Index Rate Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans or LIBOR Index Rate Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing or a LIBOR Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan or LIBOR Index Rate Borrowing is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan or such LIBOR Index Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan or such LIBOR Index Rate Loan (as the case may be) to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.        Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate or the LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the LIBOR Index Rate) or the Issuing Bank; or

(ii)          impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement, any Eurodollar Loans or any LIBOR Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or a LIBOR Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy), then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(d)           Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Lender or the Issuing Bank under this Section 2.18 to the extent that any such amounts arose more than 6 months prior to the date that the Borrower received the certificate contemplated in Section 2.18(c).

Section 2.19.        Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefore (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower, along with a copy of the written notice issued by a Governmental Authority of demand or request for payment, by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender shall cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f)            If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection (f) shall not be construed to (i) require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems, in its sole discretion, to be confidential) to the Borrower or any Person or (ii) impose an obligation on the Administrative Agent or any Lender to seek a refund of any Indemnified Taxes or Other Taxes for which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section, unless otherwise requested by the Borrower in writing pursuant to Section 2.20(c).

Section 2.21.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, Atlanta, Georgia time, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of Indemnified or Other Taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s reasonable and documented out of pocket fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reasonable and documented out of pocket fees, reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the payment of principal of the Loans, unreimbursed LC Disbursements, Hedging Obligations and Treasury Management Obligations then due, and to Cash Collateralize the Letters of Credit in accordance with Section 2.22(g) in an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon, in each case, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Hedging Obligations and Treasury Management Obligations then due to such parties and the LC Exposure of such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.22.        Letters of Credit.

(a)           During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire not later than the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension); (ii) each Letter of Credit shall be in a stated amount of at least $10,000, or such lesser amount as may be agreed to in writing by the Issuing Bank; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share (but only to the extent of each such Lender’s Revolving Commitment) of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)           To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)           At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or (2) that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)           The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders (but only to the extent of each such Lender’s Revolving Commitment) with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (to the extent of each such Lender’s Revolving Commitment) make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall (but only to the extent of each such Lender’s Revolving Commitment) make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank and only to the extent of each such Lender’s Revolving Commitment) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Except as is otherwise set forth in this Section 2.22, each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each applicable Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such applicable Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such applicable Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)            To the extent that any applicable Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).

(g)           If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)           Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)                Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)               The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)              Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)              Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)               Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)              The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23.        Increase of Commitments; Additional Lenders.

(a)           So long as no Event of Default has occurred and is continuing, from time to time on or after the first anniversary of the Closing Date, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments and/or the Aggregate Term Loan Commitments by an amount not to exceed $25,000,000 in the aggregate during the term of this Agreement (the amount of any such increase, the “Additional Commitment Amount”), provided, however, that (i) the sum of the Revolving Commitment, plus the outstanding principal balance of the Term Loans, plus all Additional Commitment Amounts shall never exceed $130,000,000, (ii) each Additional Commitment Amount shall be in a principal amount of not less than $5,000,000 and (iii) each Additional Commitment Amount shall be subject to the specific use restrictions with respect thereto that are set forth in Section 5.9 of this Agreement.  Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment and/or its Term Loan Commitment (as the case may be) by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount allocated in the Borrower’s request to an increase in the Aggregate Revolving Commitments and/or Aggregate Term Loan Commitments, as applicable.  No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment, its Term Loan Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment or its Term Loan Commitment (as the case may be) shall be made in its sole discretion independently from any other Lender.  If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment or its Term Loan Commitment (as the case may be) within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment or its Term Loan Commitment (as the case may be).

(b)           If any Lender shall not elect to increase its Revolving Commitment or its Term Loan Commitment (as the case may be) pursuant to subsection (a) of this Section 2.23, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment or its Term Loan Commitment (as the case may be) and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.  The sum of the increases in the Revolving Commitments and the Term Loan Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments and the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of any applicable Additional Commitment Amount.

(c)           An increase in the aggregate amount of the Revolving Commitments or the Term Loan Commitments (as the case may be) pursuant to this Section 2.23 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Commitment or Term Loan Commitment (as the case may be) is to be increased, setting forth the new Revolving Commitments or Term Loan Commitment (as the case may be) of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes (if requested pursuant to Section 2.10(b)) evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments or the Term Loan Commitment (as the case may be) and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments or the Term Loan Commitment (as the case may be) as the Administrative Agent may reasonably request.

(d)           Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such supplement or joinder and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.  Likewise, upon the acceptance of any such supplement or joinder by the Administrative Agent, the Term Loan Commitment Amount shall automatically be increased by the amount of the Term Loan Commitments added through such supplement or joinder, the Lenders will advance to Borrower such increased amount of Term Loans added through such supplement or joinder in accordance with Section 2.5 and Schedule II shall automatically be deemed amended to reflect the Term Loan Commitments of all Lenders after giving effect to the addition of such Term Loan Commitments.

(e)           Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.23 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans and any LIBOR Index Rate Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.

(f)            The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Additional Commitment Amount comprised of an increase in the Term Loan Commitment of each such Lender in fully-amortizing, quarterly installments, computed from the date of any such Additional Commitment Amount through the Maturity Date (the exact amounts of which, absent manifest error, shall be determined by the Administrative Agent in its sole discretion), on the dates set forth in Section 2.9(c) of this Agreement, and in addition to the amounts more specifically set forth in Section 2.9(c) of this Agreement, provided, that the initial amount of any such principal payment shall be due and payable at the end of the first (1st) Fiscal Quarter immediately succeeding the date of any such Additional Commitment Amount, to be calculated on a pro-rated basis for the number of days remaining in such initial Fiscal Quarter (based upon a fully-amortizing computation through the Maturity Date).

Section 2.24.        Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed out of pocket cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25.        Replacement of Lenders.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply, and the Borrower shall not have previously paid any amounts to such Lender under such Sections.

Section 2.26.        Cash Collateralization of Defaulting Lender Commitment.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and Swingline Exposure of such Defaulting Lender:

(a)           the Issuing Bank and the Swingline Lender are each hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Revolving Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to reimburse an outstanding LC Disbursement or Swingline Loan, as applicable;

(b)           the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank or the Swingline Lender, as applicable), (a) Cash Collateralize a portion of the obligations of the Borrower to the Issuing Bank or the Swingline Lender, as applicable equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as applicable, or (b) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as applicable, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(c)           any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender under this Agreement, third to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, fourth to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fifth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, sixth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, seventh to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and eighth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.          Conditions To Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Lead Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)           a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)          duly executed Notes payable to such Lenders that are requesting the same;

(iii)         the Subsidiary Guaranty Agreement duly executed by each Domestic Subsidiary (other than Quickstream Software, Inc.);

(iv)        duly executed Collateral Documents executed by the applicable Loan Parties;

(v)          (1) the Existing EasyLink Facility Payoff Letter, duly executed by the Existing EasyLink Agent, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of the Existing EasyLink Agent, upon any of the personal property of the Borrower and its Subsidiaries, (b) delivery to the Administrative Agent of all original possessory Collateral held by the Existing EasyLink Agent, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the release of Liens securing obligations owing under the Existing EasyLink Credit Agreement; and (2) the Existing Xpedite Facility Paydown Letter, duly executed by the Existing Xpedite Agent, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of the Existing Xpedite Agent, upon any of the personal property of the Xpedite Acquired Companies, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Xpedite Agent, upon any of the real property of Xpedite Systems and its Subsidiaries, (c) delivery to the Administrative Agent of all original possessory Collateral held by the Existing Xpedite Agent, and (d) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the release of Liens on property of the Xpedite Acquired Companies securing obligations owing under the Existing Xpedite Credit Agreement;

(vi)         a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(vi), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vii)        certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(viii)       a favorable written opinion of Troutman Sanders, LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders (including the Swingline Lender), and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(ix)         a certificate in the form of Exhibit 3.1(b)(ix), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the Purchase Transaction and the funding of the Term Loan and any initial Revolving Loan, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(x)          a duly executed Notice of Revolving Borrowing and/or Notice of Term Loan Borrowing, as applicable;

(xi)         a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(xii)        certified copies of all material consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the Purchase Transaction or any of the transactions contemplated thereby, and such material consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(xiii)       a duly completed and executed certificate of the type described in Section 5.1(c) reflecting compliance with the financial covenant set forth in Section 6.3 hereof as of the Closing Date, and including such supporting information and calculations as the Administrative Agent deems to be satisfactory in its sole discretion;

(xiv)       a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that (a) the Borrower is Solvent before and after giving effect to the funding of the initial Borrowing and the consummation of the transactions contemplated to occur on the Closing Date and (b) the Loan Parties, taken as a whole on a consolidated basis, are Solvent before and after giving effect to the funding of the initial Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(xv)        a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Xpedite Business has, as of the last day of the twelve (12) month period ending June 30, 2010, Consolidated Adjusted EBITDA (determined in a manner consistent with the practice of the Xpedite Business immediately prior to the Closing Date) of not less than $30,000,000;

(xvi)       certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound;

(xvii)      certificates of insurance issued on behalf of insurers of the Borrower and all Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors, naming the Administrative Agent as loss payee and additional insured;

(xviii)     executed copies of the Purchase Transaction Documents, which shall demonstrate a purchase price of not greater than $105,000,000 (excluding the Working Capital Adjustment);

(xix)        searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and State of organization of Borrower and Xpedite Systems and each of their respective Domestic Subsidiaries and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Encumbrances;

(xx)         duly authorized UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders;

(xxi)        searches of ownership of, and Liens on, Intellectual Property of Borrower and Xpedite Systems and each of their respective Domestic Subsidiaries in the appropriate governmental offices;

(xxii)       all instruments and chattel paper in the possession of the Borrower or any Subsidiary Loan Party, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders;

(xxiii)      receipt and satisfactory review by Administrative Agent of a due diligence report conducted by FTI Consulting, Inc. on the Xpedite Business;

(xxiv)     receipt and satisfactory review by Administrative Agent of the audited consolidated financial statements of the Borrower and its Subsidiaries as of July 31, 2009, prepared by Friedman LLP, including balance sheets, income and cash flow statements, and such other financial information as the Administrative Agent may request;

(xxv)      receipt and satisfactory review by Administrative Agent of the consolidated internally prepared financial statements of Borrower and its Subsidiaries for the Fiscal Year ending July 31, 2010, including balance sheets, income and cash flow statements, financial projections and such other financial information as the Administrative Agent may request, certified by a Responsible Officer;

(xxvi)     receipt and satisfactory review by Administrative Agent of the audited carve-out consolidated financial statements of the Xpedite Business for the Fiscal Years ending December 31, 2008 and December 31, 2009, prepared by Ernst & Young, including balance sheets, income and cash flow statements for such Fiscal Years then ended;

(xxvii)    receipt and satisfactory review by Administrative Agent of the internally-prepared carve-out consolidated financial statements of the Xpedite Business as of June 30, 2010, and the related balance sheets, income and cash flow statements for the Fiscal Quarter and year-to-date period then ending; and

(xxviii)   a duly executed Escrow Agreement and written confirmation by all parties thereto that all conditions to breaking the escrow arrangement thereunder, other than funding of the Term Loan and any initial Revolving Loan, have been met.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2.          Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;

(c)           since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(d)           the Borrower shall have delivered the required Notice of Revolving Borrowing, Notice of Swingline Borrowing and/or Notice of Term Loan Borrowing, as applicable.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) the Issuing Bank will not be required to issue any Letter of Credit or to extend, renew or amend any outstanding Letter of Credit, unless the Issuing Bank is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrower Cash Collateralizing the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to Swingline Lender will not be required to make Swingline Loans or to extend, renew or amend any outstanding Swingline Loan, unless the Swingline Lender is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrower Cash Collateralizing the obligations of the Borrower in respect of such Swingline Loan in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Swingline Loan, or makes other arrangements satisfactory to the Administrative Agent and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that, in either case, no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

Section 3.3.          Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

Section 3.4.          Termination of Existing EasyLink Credit Facility.  The Existing EasyLink Credit Agreement (other than those provisions that by their terms survive termination of the Existing EasyLink Credit Agreement) and all commitments of the lenders thereunder to fund additional advances shall terminate in accordance with and pursuant to the terms and conditions of the Existing EasyLink Payoff Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.          Existence; Power.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.          Organizational Power; Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.          Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents and the Purchase Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) except as set forth on Schedule 4.3, will not violate or result in a default under any material indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.          Financial Statements.  The financial statements furnished by Borrower to the Administrative Agent pursuant to Sections 3.1(b)(xxiv), (xxv), (xxvi), and (xxvii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries and, to Borrower’s knowledge, the carve-out consolidated financial position of the Xpedite Business, as applicable, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in Sections 3.1(b)(xxv) and (xxvi).  Since July 31, 2009, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, and, to Borrower’s knowledge, since December 31, 2009, there have been no changes with respect to the Xpedite Acquired Companies which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.           Litigation and Environmental Matters.

(a)           Except for the matters set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.5(b), neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, which failure could reasonably be expected to result in a Material Adverse Effect, (ii) has become subject to any Environmental Liability which could reasonably be expected to result in a Material Adverse Effect or (iii) has received notice of any claim with respect to any Environmental Liability which could reasonably be expected to result in a Material Adverse Effect.

Section 4.6.          Compliance with Laws and Agreements.  Except as set forth on Schedule 4.6, the Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.          Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.          Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes shown to be due and payable on such returns or on any material assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such Taxes are adequate and have been determined in accordance with GAAP.

Section 4.9.          Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X.  Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11.        Ownership of Property.

(a)           Except as set forth on Schedule 4.11, each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)           The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.        Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13.        Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.        Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.        Solvency.  After giving effect to the execution and delivery of the Loan Documents and the Purchase Transaction Documents, the making of the Loans under this Agreement and the consummation of the transactions contemplated by the Purchase Transaction Documents, (a) the Borrower is Solvent and (b) the Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

Section 4.16.        Minimum Adjusted Consolidated EBITDA of Xpedite Business.  The Xpedite Business has, as of the last day of the twelve (12) month period ending June 30, 2010, Consolidated Adjusted EBITDA (determined in a manner consistent with the practice of the Xpedite Business immediately prior to the Closing Date) of not less than $30,000,000.

Section 4.17.        OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18.        Patriot Act.  Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of indemnity obligations that survive termination of this Agreement and in respect of Letters of Credit for which cash collateral has been provided) remains unpaid or outstanding:

Section 5.1.           Financial Statements and Other Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Friedman LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) with respect to the financial statements referred to in clause (a) above, setting forth in reasonable detail calculations demonstrating the Borrower’s Excess Cash Flow as of the end of the applicable Fiscal Year, (iv) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (v) certifying that the consolidated financial statements of the Borrower and its Subsidiaries attached to such Compliance Certificate for the Fiscal Quarter or Fiscal Year, as the case may be, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter or Fiscal Year on a consolidated basis, and the related statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter or Fiscal Year, in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes);

(d)           concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)            concurrently with the delivery of the financial statements referred to in subsection (a) above, a pro forma budget (including reasonable data and other information with respect to the underlying assumptions relied upon in the formulation of such pro forma budget) for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(g)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request; and

(h)           so long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time.

Section 5.2.           Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred and remain outstanding, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $750,000;

(e)           the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.          Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.          Compliance with Laws, Etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.          Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its Material Indebtedness and all of its Material Non-Indebtedness Obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.          Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which materially full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7.          Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit, any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, that (i) the Borrower shall only be responsible for reimbursing the Administrative Agent or any Lender the reasonable and documented costs and expenses of the Administrative Agent or any Lender not more than 2 times during any Fiscal Year and (ii) the Administrative Agent or any Lender shall not be permitted to examine the Borrower’s or its Subsidiaries books and records and to make copies and take extracts therefrom more than 1 time per fiscal quarter of Borrower, provided, further, that, the foregoing limitations regarding expense reimbursements and quarterly examination rights shall not be applicable if an Event of Default has occurred and is continuing, nor shall prior notice to the Borrower be required.

Section 5.8.          Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 5.9.          Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of the Term Loans and Revolving Loans to (a) fund amounts owing pursuant to the Existing EasyLink Payoff Letter and the Existing Xpedite Paydown Letter, (b) finance the Purchase Transaction, (c) finance transaction fees and expenses arising on the Closing Date with respect to the Loans and the Purchase Transaction, (d) finance working capital needs, (e) fund Permitted Acquisitions, (f) finance Capital Expenditures and (g) for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

Section 5.10.        Interest Rate Protection.  As promptly as practicable, and in any event within 120 days after the Closing Date, the Borrower will enter into, and thereafter maintain in effect, one or more Hedging Transactions on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the Term Loans outstanding on the date of such Hedging Transaction.

Section 5.11.        Additional Subsidiaries.

(a)           If any Domestic Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Domestic Subsidiary is acquired or formed, will cause such Domestic Subsidiary to become a Subsidiary Loan Party.

(b)           A Domestic Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Domestic Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent may reasonably request.  No Domestic Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement.

Section 5.12.        Post-Closing Requirements.

(a)           Not later than 30 Business Days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), in the case of any personal property Collateral located at the premises leased by the Loan Parties more specifically set forth in Schedule 5.12(a), Borrower shall use its reasonable efforts to procure such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent.

(b)           Not later than 120 days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), the Loan Parties shall either (i) close their respective deposit accounts with any bank other than a Lender, or (ii) cause such deposit accounts to become subject to control agreements in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to Administrative Agent in its sole discretion.

(c)           Not later than 30 Business Days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), Borrower shall deliver an amendment to the Articles of Association of Premiere Global Services (UK) Limited (“PGS UK”) which amendment shall provide that (i) its board of directors shall not disapprove of the pledge to the Administrative Agent of shares of PGS UK or the foreclosure or transfer thereof pursuant to the Stock Pledge Agreement, and (ii) that no amendment shall be made to the provisions governing such approval without the prior written consent of the Administrative Agent, such amendment to be in form and substance satisfactory to the Administrative Agent in its sole discretion.

(d)           Not later than 45 Business Days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), in the case of any personal property Collateral subject to a service agreement between any Loan Party and any of the following service providers, Borrower shall use its reasonable efforts to procure such estoppel letters, consents and waivers from such service providers as may be reasonably required by the Administrative Agent, and approval of the service agreements by the Administrative Agent:  Quality Technology Services (300 Satellite Boulevard NW, Suwanee, Georgia 30024), Blue Mile (226 North Fifth Street, 3rd Floor, Columbus, Ohio 43215) and Comsat/Telenor (Telex) (Connecticut).

(e)           Not later than 45 days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), Borrower shall deliver to the Administrative Agent all original certificates and instruments representing or evidencing the Pledged Shares of the following Subsidiaries, which certificates and instruments shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank: EasyLink DO Brasil Comunicacoes LTDA., Xpedite Systems, LLC, Xpedite Systems, PTE LTD, Xpedite, Ltd., Xpedite Systems Inc. (Malaysia) SDN. BHD, Xpedite Systems PTY Limited and Premiere Global Services (UK) Limited, in each case with respect to the foregoing certificates and instruments, in form and substance as determined by the Administrative Agent in its reasonable discretion.  In addition, if requested by the Administrative Agent, Borrower shall execute an amendment to the Stock Pledge Agreement to reflect the inclusion of the foregoing Pledged Shares thereunder.

(f)           Not later than 45 Business Days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), Borrower shall deliver to the Administrative Agent for each of the following Subsidiaries, (i) copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents and (ii) copies of the bylaws, partnership agreement, limited liability company agreement or other similar documents: Xpedite Systems Limited (New Zealand), Xpedite, Inc. (Japan), Xpedite Systems Participation E.U.R.L (France), Xpedite Systems AG (Switzerland), Xpedite, Ltd. (Korea), Xpedite Systems Incorporated (Malaysia) Sdn. Bhd., Xpedite Systems Spain, S.A., Xpedite Systems S.R.L. (Italy), Premiere Global Services GmbH (Germany), Xpedite Systems SA (France).

(g)           Not later than 30 days after the Closing Date (which time period may be extended in the Administrative Agent’s sole discretion), Borrower shall deliver to the Administrative Agent a certificate of good standing or existence for Xpedite Systems, LLC in the State of Oregon.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of indemnity obligations that survive termination of this Agreement and in respect of Letters of Credit for which cash collateral has been provided) remains unpaid or outstanding:

Section 6.1.           Leverage Ratio.  The Borrower will maintain at all times a maximum Leverage Ratio in accordance with the following chart:

Applicable Period	Leverage Ratio
From the Closing Date through July 30, 2011	3.00 : 1.00
From July 31, 2011 through July 30, 2012	2.50 : 1.00
From July 31, 2012 through July 30, 2013	2.00 : 1.00
From July 31, 2013 through the Revolving Commitment Termination Date	1.75 : 1.00

Section 6.2.          Fixed Charge Coverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending October 31, 2010, a Fixed Charge Coverage Ratio of not less than 1.20 : 1.00.

Section 6.3.          Minimum Consolidated Adjusted EBITDA.  The Borrower will maintain, as of the last day of each Fiscal Quarter, Consolidated Adjusted EBITDA for the four Fiscal Quarters then ended of not less than $40,000,000.

Section 6.4.          Capital Expenditures. The Borrower and its Subsidiaries will not make Capital Expenditures in excess of $5,000,000 during any Fiscal Year, provided, that, to the extent that Capital Expenditures in any Fiscal Year are less than $5,000,000, the Borrower may increase the amount of Capital Expenditures in the immediately succeeding Fiscal Year (but solely in such immediately succeeding Fiscal Year), by an amount equal to the difference between actual Capital Expenditures and $5,000,000.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of indemnity obligations that survive termination of this Agreement and in respect of Letters of Credit for which cash collateral has been provided) remains outstanding:

Section 7.1.          Indebtedness and Preferred Equity.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to the Loan Documents;

(b)           Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding;

(d)           Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)           Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)           Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary, (ii) such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary and (iii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $1,000,000 outstanding at any time;

(g)           Hedging Obligations permitted by Section 7.10;

(h)           any Working Capital Adjustment payable by the Borrower or its Subsidiaries pursuant to the Purchase Transaction Documents; and

(i)           other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.          Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)           Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.21 of this Agreement;

(b)           Permitted Encumbrances;

(c)           any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)           purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)           any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(f)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.           Fundamental Changes.

(a)           The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4 and (v) the foregoing shall not prohibit the incurrence of any Liens otherwise permitted under this Agreement.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.          Investments, Loans, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)           Permitted Investments;

(c)           Guarantees by Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;

(d)           Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that (i) the aggregate amount of cash Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date and not disclosed on Schedule 7.4) shall not exceed $6,000,000 in the aggregate at any time outstanding and (ii) the aggregate amount of Investments by Loan Parties (specifically excluding Guarantees) in or to any Subsidiary that is not a Subsidiary Loan Party comprised of non-cash Investments comprised of intercompany expense allocations by and between the Borrower and its Subsidiaries shall be unlimited;

(e)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $250,000 at any time;

(f)            Hedging Transactions permitted by Section 7.10;

(g)           the Purchase Transaction;

(h)           Permitted Acquisitions;

(i)            Investments consisting of the extension of trade credit in the ordinary course of business;

(j)            Prepaid expenses in the ordinary course of business;

(k)           Promissory notes and other assets accepted in connection with the settlement of accounts receivable; and

(l)            Other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year.

Section 7.5.          Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness (specifically including any payment or reimbursement obligation in connection with any purchase or buy-in right with respect thereto), or any management fees payable to any owner of any class of their Capital Stock (or to an Affiliate of any owner of any class of their Capital Stock), whether now or hereafter outstanding (each, a “Restricted Payment”), except for the following Restricted Payments, which shall be permitted:

(a)           dividends payable by the Borrower solely in shares of any class of its common stock;

(b)           Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries;

(c)           cash dividends and distributions paid on the Series C Preferred Stock of the Borrower, in an amount not to exceed $250,000 (in the aggregate) during any Fiscal Year; and

(d)           other redemptions of Capital Stock, warrants, options or similar equity interests of the Borrower owned by officers, directors, employees or advisors of the Borrower or any of its Subsidiaries in an amount not to exceed $1,000,000 in any Fiscal Year, provided, that no Default or Event of Default has occurred and is continuing at the time such redemption is made;

(e)           payment of the Working Capital Adjustment pursuant to the Purchase Agreement; and

(f)           exchanges of (x) Borrower’s Capital Stock or (y) cash or properties for, or redemptions of, debt securities or other assets of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $300,000 for all such cash and other property under this clause (y), in either such case for the rights established pursuant to, or other securities issued pursuant to, the Stockholder Rights Agreement in accordance with the terms thereof.

Section 7.6.          Sale of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower (or to qualify directors if required by applicable law), except:

(a)           the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)           the sale of inventory and Permitted Investments in the ordinary course of business;

(c)           the sale or other disposition of such assets in an aggregate amount not to exceed $2,000,000 in any Fiscal Year; and

(d)           the granting of any Lien otherwise permitted under this Agreement.

Section 7.7.          Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates, (c) any Investments or other acquisitions permitted by Section 7.4, and (d) any Restricted Payment permitted by Section 7.5.

Section 7.8.          Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.9.          Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10.        Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.        Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Borrower under (a) its certificate of incorporation, bylaws or other organizational documents, (b) the Purchase Transaction Documents or (c) the Stockholder Rights Agreement.

Section 7.12.        Intentionally Omitted.

Section 7.13.        Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14.        Lease Obligations.  The Borrower will not, and will not permit any Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Consolidated Companies under such leases or agreements to lease, on a consolidated basis, to exceed $12,500,000 in the aggregate in any Fiscal Year.

Section 7.15.        Government Regulation.  The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lenders or the Administrative Agent at any time to enable Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan, of any other Obligation or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or on any other Obligation, or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)            (i) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, or (ii) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Non-Indebtedness Obligation that is outstanding, when and as the same shall become due and payable (whether at a scheduled due date, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement evidencing or governing such Material Non-Indebtedness Obligation; or any other event shall occur or condition shall exist under any agreement relating to such Material Non-Indebtedness Obligation and shall continue after the applicable grace period, if any, specified in such agreement, if the effect of such event or condition is to accelerate, or permit the acceleration of, the due date of such Material Non-Indebtedness Obligation; or any such Material Non-Indebtedness Obligation shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Non-Indebtedness Obligation shall be required to be made, in each case prior to the stated due date thereof; or

(g)           the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower, any other Loan Party or EasyLink Services International Ltd. shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(j)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred and remain outstanding, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; or

(k)           any judgment or order for the payment of money in excess of $2,500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)           any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur or exist;

(n)           any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or

(o)           any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lender the Liens, rights, powers and privileges purported to be created thereby, or any Loan Party shall so state in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.          Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.          Lack of Reliance on the Administrative Agent.  Each of the Lenders (including the Swingline Lender) and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders (including the Swingline Lender) and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.          Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.          The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

Section 9.8.          Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.     Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.        Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.11         Documentation Agent; Syndication Agent.  Each Lender hereby designates Bank of North Georgia, a division of Synovus Bank, and The PrivateBank & Trust Company as co-Documentation Agents and agrees that the co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.  Each Lender hereby designates Fifth Third Bank, and Ohio Banking Corporation, as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.  In addition, each Lender hereby acknowledges and agrees that any and all title designations, both on the Closing Date and at all times thereafter, shall be in the Administrative Agent’s sole discretion.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)           Written Notices.

 (i)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	EasyLink Services International Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Attn: Mr. Glen Shipley, Chief Financial Officer
Telecopy Number: (678) 805-4800

With a copy to:	Troutman Sanders, LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
Attention: Larry W. Shackelford, Esq.
Telecopy Number: (404) 962-6548

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E.
24th Floor, MC 3956
Atlanta, Georgia 30308
Attn: Keith Roberts, Director
Telecopy Number: (404) 230-5528

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attn: Mr. Doug Weltz
Telecopy Number: (404) 221-2001

and

SunTrust Bank
25 Park Place, 23rd Floor
Atlanta, Georgia 30303
Attn: Ms. Sherry Harris, Senior Vice President
Telecopy Number: (404) 532-0417

and

Arnall Golden Gregory LLP
171 17th Street, N.W., Suite 2100
Atlanta, Georgia 30363
Attn: Ronald A. Weiner, Esq.
Telecopy Number: (404) 873-8193

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attn: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attn: Mr. Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively; provided, that notices delivered to the Administrative Agent, the Swingline Lender or the Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

 (ii)           Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b)           Electronic Communications.

 (i)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications.  Either Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2.  Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) increase the aggregate Commitments (other than with respect to any Additional Commitment Amounts, which shall not be deemed an increase of the Commitments for purposes of this Section 10.2) of the Lenders without the written consent of all Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vii) release all or substantially all of the guarantors or limit the liability of all or substantially all of the guarantors under any guaranty agreement, without the written consent of each Lender; (viii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3.   Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) actually incurred by the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Swingline Lender) and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syntrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, and thereafter in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)  Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v)  No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, Administrative Agent shall serve as Company’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof of the State of Georgia.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia, and of the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Fulton County Superior Court, or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.   Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

Section 10.8.   Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10. Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal, in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

EASYLINK SERVICES INTERNATIONAL CORPORATION, a Delaware corporation

By	/s/ Thomas J. Stallings
Name:	Thomas J. Stallings
Title:	Chief Executive Officer

[SEAL]

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By	/s/ Sherry D. Harris
Name:	Sherry D. Harris
Title:	Senior VP

FIFTH THIRD BANK, an Ohio Banking Corporation, as Syndication Agent and as a Lender

By	/s/ Zennie W. Lynch Jr.
Name:	Zennie W. Lynch Jr.
Title:	Vice President

BANK OF NORTH GEORGIA, a division of Synovus Bank, as a co-Documentation Agent and as a Lender

By	/s/ W. Benjamin Shaw
Name:	W. Benjamin Shaw
Title:	Commercial Banker

THE PRIVATEBANK & TRUST COMPANY, as a co-Documentation Agent and as a Lender

By	/s/ Tim Roberts
Name:	Tim Roberts
Title:	Associate Managing Director

ATLANTIC CAPITAL BANK, as a Lender

By	/s/ H. Glenn Little
Name:	H. Glenn Little
Title:	SVP

HSBC BANK USA, NA, as a Lender

By	/s/ Shawn Alexander
Name:	Shawn Alexander
Title:	Vice President